UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2026

MaxCyte, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40674	52-2210438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9713 Key West Avenue, Suite 400

Rockville, Maryland 20850

(Address of principal executive offices, including zip code)

(301) 944-1700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MXCT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial account standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Parmeet Ahuja as Chief Financial Officer

On March 23, 2026, the Board of Directors (the “Board”) of MaxCyte, Inc. (the “Company”) appointed Parmeet Ahuja as the Company’s Chief Financial Officer, effective March 30, 2026. Mr. Ahuja will also serve as the Company’s principal accounting officer. Mr. Ahuja succeeds Douglas Swirsky, who is transitioning from the role as previously announced in November 2025.

Prior to joining MaxCyte, Mr. Ahuja, 57, served as Vice President, Investor Relations of Agilent Technologies, Inc., a life sciences tools company, (“Agilent”) from August 2021 to October  2025, and previously served as Vice President, Financial Planning and Analysis, Operations and Supply Chain at Agilent from July 2017 to July 2021.  Mr. Ahuja brings over 20 years of finance leadership experience across a global, publicly traded, life sciences organization. Previously, he held several leadership roles at Agilent in operational finance, financial planning and analysis, enterprise audit and controls, and global financial operations. Mr. Ahuja holds an MBA from San Jose State University and a Bachelor of Commerce (Hons) from Delhi University.

There are no family relationships between Mr. Ahuja and any director or executive officer of the Company and no transaction involving Mr. Ahuja that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Ahuja and any other persons pursuant to which he was selected to serve as the Company’s principal financial officer.

Mr. Ahuja will receive an annual base salary of $450,000 and will be eligible to receive an annual cash performance bonus with an initial target bonus percentage equal to 50% of his base salary. In connection with his employment, as an inducement for Mr. Ahuja to join the Company, Mr. Ahuja will be granted a nonqualified stock option to purchase 375,000 shares of the Company’s common stock and a restricted stock unit award with respect to 187,500 shares of the Company’s common stock.

The Company expects to enter into the Company’s form of severance agreement with Mr. Ahuja. Under the form of severance agreement, if Mr. Ahuja is terminated by the Company other than for “cause” (as defined in the severance agreement), or if he resigns for “good reason” (as defined in the severance agreement), and if such termination or resignation occurs within three months prior or during the twelve month period ending on the anniversary of a “change of control” (as defined in the severance agreement), then Mr. Ahuja would be eligible to receive (i) payment of his monthly base salary (calculated as his total base salary during the 12-month period prior to his date of termination divided by 12) for the 12 months following his departure (less applicable tax withholdings), (ii) 100% of his “target bonus” (as defined in the severance agreement) (less applicable tax withholdings) paid in monthly installments over 12 months, (iii) COBRA premium coverage for up to 12 months, and (iv) full acceleration of the vesting of the unvested shares subject to his outstanding equity awards. If Mr. Ahuja is terminated by the Company other than for “cause,” or if he resigns for “good reason,” and if such termination or resignation occurs more than three months prior to a “change in control,” then Mr. Ahuja would be eligible to receive (i) payment of his monthly base salary (calculated as his total base salary during the 12-month period prior to his date of termination divided by 12) for the nine months following his departure (less any amounts paid to Mr. Ahuja during such nine-month period under the Company’s short-term or long-term disability plans, and less applicable tax withholdings) and (ii) COBRA premium coverage for up to nine months.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Arch
Exhibit Number	Exhibit Description

99.1	Press Release, dated March 23, 2026
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MaxCyte, Inc.

Dated: March 27, 2026	By:	/s/ Maher Masoud
Maher Masoud
Chief Executive Officer